AGREEMENT
     This AGREEMENT, dated as of October 29, 2007 (the “Agreement”), is made by and among Tandy Brands Accessories, Inc., a Delaware corporation (the “Company”), and Golconda Capital Management, LLC, (“GCM”), Golconda Capital Portfolio, LP (“GCP”), and each of William D. Summitt (“Summitt”) and Jedd M. Fowers (“Fowers”) (each of GCM, GCP, Summitt and Fowers a “Golconda Party” and collectively, the “Golconda Parties”).
     WHEREAS, the Golconda Parties are the beneficial owners of, in the aggregate, 78,421 shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”);
     WHEREAS, on May 31, 2007, the Golconda Parties delivered to the Company a “Notice of Intention to Nominate Persons for Election as Directors” (the “Nomination Letter”) and on September 24, 2007, the Golconda Parties filed a definitive Proxy Statement (the “Golconda Proxy”) on Schedule 14A with the Securities and Exchange Commission (the “SEC”); and
     WHEREAS, the Company and the Board of Directors of the Company (the “Board”), on the one hand, and the Golconda Parties, on the other hand, wish to enter into certain agreements relating to the future composition of the Board and the resolution of the ongoing proxy contest for the election of directors at the Company’s 2007 Annual Meeting of Stockholders (the “2007 Annual Meeting”).
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
I. REPRESENTATIONS
     1.1 Authority; Binding Agreement.
     (a) The Company hereby represents and warrants that this Agreement and the performance by the Company of its obligations hereunder (i) has been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (ii) does not require the approval of the shareholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the Certificate of Incorporation of the Company or the Bylaws of the Company, each as amended, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

     (b) Each of the Golconda Parties represents and warrants, severally and not jointly, that this Agreement and the performance by such Golconda Party of its obligations hereunder (i) has been duly authorized, executed and delivered by such Golconda Party, and is a valid and binding obligation of such Golconda Party, enforceable against such Golconda Party in accordance with its terms, (ii) does not require approval by any owners or holders of any equity interest in such Golconda Party (except as has already been obtained) and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of such Golconda Party, as amended, or any provision of any agreement or other instrument to which such Golconda Party or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument.
     1.2 Defined Terms.
     For purposes of this Agreement:
     (a) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     (b) The terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.
II. COVENANTS
     2.1 Directors.
     The Company agrees that, immediately following the Annual Meeting, the Company’s Board of Directors (the “Board”), at a duly convened meeting of directors, will take the necessary action to (i) increase the size of the Board from seven (7) to eight (8) directors and (ii) appoint with immediate effect William D. Summitt (the “Golconda Nominee”) as a director to fill the newly created vacancy in Class II, with a term expiring at the 2010 Annual Meeting. The Golconda Nominee, upon appointment to the Board, will serve as an integral member of the Board and be governed by the same protections and obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines, and shall have the same rights and benefits, including (but not limited to) with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company.
     2.2 Golconda Actions.
     (a) Withdrawal of Nomination Letter. On reliance of the promises made in Section 2.1, the Golconda Parties hereby irrevocably withdraw the

     Nomination Letter and the Golconda Parties will not present Summitt and Fowers as candidates for election as directors at the 2007 Annual Meeting.
     (b) Voting of Proxies. On reliance of the promises made in Section 2.1, the Golconda Parties will cause all shares of Common Stock for which they have been granted proxies to be present at the 2007 Annual Meeting for quorum purposes and to be voted at the 2007 Annual Meeting in accordance with the instructions on such proxies with respect to Proposal Two and Proposal Three as described in the Company’s definitive Proxy Statement on Schedule 14A (the “Company Proxy Statement”).
     (c) Golconda Party Shares. On reliance of the promises made in Section 2.1, the Golconda Parties will use their reasonable best efforts to cause all shares of Common Stock beneficially owned by them and their respective Affiliates as to which they are entitled to vote at the 2007 Annual Meeting to be voted in favor of the election of each of the candidates nominated by the Company.
     (d) Golconda Party Actions. For a period of one (1) year, commencing on the initial appointment of the Golconda Nominee as a director of the Company, as described in Section 2.1, none of the Golconda Parties, nor any of their respective Affiliates, will (i) with respect to the Company or its Common Stock, make, engage or in any way participate in, directly or indirectly, any “solicitation” (as such term is used in the proxy rules of the SEC) of proxies or consents (whether or not relating to the election or removal of directors); seek to advise, encourage or influence any person with respect to the voting of any Common Stock (other than Affiliates), (ii) except as specifically and expressly set forth in this Agreement, seek, alone or in concert with others, election or appointment to, or representation on, or nominate or propose the nomination of any candidate to, the Board, (iii) initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC) shareholders of the Company for the approval of shareholder proposals whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act, or otherwise, or cause or encourage or attempt to cause or encourage any other person to initiate any such shareholder proposal, regardless of its purpose, otherwise communicate with the Company’s shareholders or others pursuant to Rule 14a-1(l)(2)(iv)(A) under the Exchange Act, (iv) seek or propose to influence or control the management or policies of the Company (provided that the actions of the Golconda Nominee as a member of the Board shall not be deemed to violate the foregoing), or (v) publicly seek or request permission to do any of the foregoing, request to amend or waive any provision of this paragraph, or make or seek permission to make any public announcement with respect to any of the foregoing.
     2.3 Expenses.
     Within ten (10) business days following receipt of reasonably satisfactory documentation thereof, the Company will reimburse GCM and GCP for their actual out-

of-pocket fees and expenses incurred through the date of this Agreement in connection with their activities related to the 2007 Annual Meeting, including the nomination and election of directors, the acquisition or solicitation of proxies, any acts or filings in connection therewith, and the negotiation and execution of this Agreement, provided such reimbursement shall not exceed $175,000 in the aggregate.
III. OTHER PROVISIONS
     3.1 Remedies.
     (a) Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Texas, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.
     (b) Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of Texas (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 3.5 will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts in the State of Texas, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.
     3.2 Covenant Not to Sue.
     Except as set forth in Section 3.1, the Golconda Parties and each of their Affiliates, on the one hand, and the Company, and each of its Affiliates, on the other hand, agrees not to sue or otherwise commence or continue in any manner, directly or indirectly, any suit, claim, action, right or cause of action relating to any acts or omissions in connection with the 2007 Annual Meeting, including, without limitation, the nomination or election of directors, the solicitation of proxies or any acts or filings in connection therewith; provided, however, that no party hereto shall be prohibited from enforcing its rights under and pursuant to this Agreement.

     3.3 Releases
     (a) Except as set forth in Section 3.1, the Company, on behalf of itself, its directors, officers, employees, representatives and agents (collectively, the “Company Releasors”), does hereby, fully and forever, release and discharge the Golconda Parties and their respective partners, members, directors, officers, employees, attorneys, representatives and agents (collectively, the “Golconda Releasees”) from any and all actions, claims, complaints, rights or causes of action, debts, demands or suits of any kind or nature whatsoever, statutory, equitable or legal, foreseen or unforeseen, known or unknown, matured or unmatured that the Company Releasors have, may have or might claim to have against the Golconda Releasees through the date hereof in connection with the 2007 Annual Meeting.
     (b) Except as set forth in Section 3.1, each of the Golconda Parties, on behalf of itself, its directors, officers, employees, representatives and agents (collectively, the “Golconda Releasors”), does hereby, fully and forever, release and discharge the Company, its directors, officers, employees, attorneys, representatives and agents (collectively, the “Company Releasees”) from any and all actions, claims, complaints, rights or causes of action, debts, demands or suits of any kind or nature whatsoever, statutory, equitable or legal, foreseen or unforeseen, known or unknown, matured or unmatured that the Golconda Releasors have, may have or might claim to have against the Company Releasees through the date hereof in connection with the 2007 Annual Meeting.
     3.4 Amendment.
     This Agreement may be amended only by an agreement in writing executed by the parties hereto.
     3.5 Notices.
     All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

     If to the Company:
Tandy Brands Accessories, Inc.
690 East Lamar, Suite 200
Arlington, Texas 76011
Attention: Chief Executive Officer
Facsimile: (817)274-7346
     With a copy to:
Winstead PC
1201 Elm, 5400 Renaissance Tower
Dallas, Texas 75270
Attention: W. Mike Baggett, Esq.
Facsimile: (214)745-5390
     If to the Golconda Parties:
8431 Forest Hills Blvd.
Dallas, Texas
Attention: William D. Summitt
Facsimile: (214)855-4733
     With a copy to:
Patton Boggs LLP
2550 M Street, NW
Washington, DC 20037
Attention: Philip G. Feigen, Esq.
Facsimile: (202)457-6315
     3.6 Governing Law.
     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.
     3.7 Further Assurances.
     Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other party in order to effectuate fully the purposes, terms and conditions of this Agreement.

     3.8 Third-Party Beneficiaries.
     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     3.9 Counterparts.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

TANDY BRANDS ACCESSORIES, INC.
By:	/s/ J.S.B. Jenkins
J.S.B. Jenkins, President and Chief Executive Officer

GOLCONDA CAPITAL MANAGEMENT, LLC
By:	/s/ William D. Summitt
William D. Summitt, Managing Member

GOLCONDA CAPITAL PORTFOLIO, LP
By:	Golconda Captial Management, LLC, its general partner

By: /s/ William D. Summitt William D. Summitt, Managing Member

WILLIAM D. SUMMITT
/s/ William D. Summitt
JEDD M. FOWERS

/s/ Jedd M. Fowers